Exhibit 99.1

Digi International Reports Fiscal Fourth Quarter and Full Fiscal Year 2019 Results
- Fiscal fourth quarter revenue of $65.0 million - Fiscal fourth quarter GAAP EPS of $0.08 - The Company introduces its fiscal 2020 guidance
(Minneapolis, MN, November 14, 2019) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of business and mission critical Internet of Things ("IOT") products, services and solutions, today announced its financial results for the fiscal fourth quarter and full fiscal year ended September 30, 2019.
"Both business segments contributed to a record fiscal 2019" said Ron Konezny, President and Chief Executive Officer. "Digi is well-positioned to build on that momentum in fiscal 2020, and we are excited to announce our agreement to add Opengear, Inc. to the Digi family."
Fiscal Fourth Quarter 2019 Results

•
Revenue decreased 0.2% to $65.0 million compared to the same period in the prior fiscal year. Net income decreased to $2.3 million, compared to net income of $3.3 million in the fiscal fourth quarter of 2018. Diluted earnings per share (EPS) decreased to $0.08, compared to $0.12 for the fiscal fourth quarter of 2018. Adjusted EPS decreased to $0.18, compared to $0.22 for the fiscal fourth quarter of 2018. Adjusted EBITDA increased 3.3% to $7.6 million as compared to the same period in the prior fiscal year.

Full Fiscal Year 2019 Results

•
Revenues increased 12.0% to $254.2 million from the same period in the prior fiscal year. Net income increased to $10.0 million, compared to net income of $1.6 million for fiscal 2018. Diluted EPS increased to $0.35 compared to $0.06 for fiscal 2018. Adjusted EPS increased to $0.65, compared to $0.61 in fiscal 2018. Adjusted EBITDA increased 12.9% to $26.5 million as compared to the same period in the prior fiscal year.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release. In the fiscal fourth quarter of 2019, we expanded our definition of adjusted EPS to further exclude the effects of amortization of intangible assets, stock-based compensation expense, adjustments to estimates of contingent consideration liabilities, acquisition-related expenditures, and other non-operating income/expense. We believe the expansion of adjusted EPS to exclude the effects of these items provides investors with a better understanding of the financial performance of the Company, future prospects of our core business activities and better benchmarking of our performance externally against our competitors. Further, this non-GAAP metric is a measure used by management for the purposes of evaluating performance and establishing internal budgets. Adjusted EPS for prior periods have been conformed to match the current period presentation.
Segment Results
IoT Product & Services
Fiscal fourth quarter 2019 revenues of $55.5 million decreased 1.7% from the same period in the prior fiscal year primarily due to lower sales of our cellular and network product offerings. Gross profit increased 0.6 percentage points to 47.9% for the fiscal fourth quarter of 2019 due to favorable product mix.
Full fiscal year 2019 revenues of $215.3 million increased 6.8% from the previous year due to incremental revenue of $5.4 million from Accelerated Concepts, Inc. and increased sales of our embedded and RF product offerings, partially offset by lower sales of our network product offerings. Gross profit decreased 1.9 percentage points to 46.7% for fiscal 2019 due to unfavorable product mix.

Digi International Reports Fourth Fiscal Quarter and Full Year 2019 Results

IoT Solutions
Fiscal fourth quarter 2019 revenues of $9.5 million increased 9.1% from the same period in the prior fiscal year due to an increase in recurring subscription revenue. We are serving over 63,000 sites as of September 30, 2019, compared to 54,000 sites a year ago and 61,000 sites as of June 30, 2019. Gross profit decreased 2.5 percentage points to 42.7% due to increased implementation costs.
Full fiscal year 2019 revenues of $38.9 million increased 53.3% from the previous year primarily due to new customer deployments and additional product purchases from existing customers. Gross profit increased 3.6 percentage points to 47.6% due to improved product pricing and increased recurring revenue.
Fiscal 2020 Guidance
For the fiscal first quarter of 2020, Digi projects revenue to be in a range of $58 million to $62 million. Adjusted EBITDA is projected to be in a range of $5 million and $6 million. Diluted EPS is projected to be in a range of ($0.02) to $0.02 per diluted share. Adjusted EPS is projected to be in a range of $0.10 to $0.14 per diluted share.
For the full fiscal year 2020, Digi projects revenue to be in a range of $310 million to $325 million, which includes approximately $45 million of revenue from nine months of results from our pending acquisition of Opengear, Inc. Adjusted EBITDA is projected to be in a range of $45 million to $50 million, which includes approximately $15 million of Adjusted EBITDA from our pending acquisition of Opengear, Inc. Diluted EPS is projected to be in a range of $0.70 to $0.83 per diluted share. Adjusted EPS is projected to be in a range of $1.14 to $1.27 per diluted share.
Fourth Fiscal Quarter and Year-End 2019 Conference Call Details
As announced on October 15, 2019, Digi will discuss its fiscal fourth quarter and year-end 2019 results on a conference call on Thursday, November 14, 2019 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 8869735. International participants may access the call by dialing (262) 912-4765 and entering passcode 8869735. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 8869735 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly

Digi International Reports Fourth Fiscal Quarter and Full Year 2019 Results

competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, our ability to close the pending acquisition of Opengear, Inc. that was recently announced, the ability to achieve the anticipated benefits and synergies associated with the pending acquisition or other acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2018 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and adjusted earnings before interest, taxes and amortization ("adjusted EBITDA"), each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, adjustments to estimates of contingent consideration, and acquisition-related expenses permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and recoveries, and gains from the disposition of our former corporate headquarters is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Fourth Fiscal Quarter and Full Year 2019 Results

Investor Contact:

James J. Loch
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: jamie.loch@digi.com
For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Fiscal year ended September 30,
	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Revenue	$64,960	$65,118	$254,203	$226,893
Cost of sales	34,365	34,505	135,168	117,839
Gross profit	30,595	30,613	119,035	109,054
Operating expenses	28,487	29,074	108,963	106,272
Operating income	2,108	1,539	10,072	2,782
Other income, net	479	174	1,073	468
Income before income taxes	2,587	1,713	11,145	3,250
Income tax expense (benefit)	301	(1,627)	1,187	1,619
Net income	$2,286	$3,340	$9,958	$1,631

Net income per common share:
Basic	$0.08	$0.12	$0.36	$0.06
Diluted	$0.08	$0.12	$0.35	$0.06
Weighted average common shares:
Basic	28,172	27,323	27,905	27,083
Diluted	28,916	28,160	28,554	27,652
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Fourth Fiscal Quarter and Full Year 2019 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2019	September 30, 2018 (as adjusted)*
ASSETS
Current assets:
Cash and cash equivalents	$92,792	$58,014
Marketable securities	—	4,736
Accounts receivable, net	56,417	49,819
Inventories	39,764	41,644
Other current assets	3,574	2,613
Assets held for sale	—	5,220
Total current assets	192,547	162,046
Other non-current assets	206,151	210,100
Total assets	$398,698	$372,146
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,183	$12,911
Other current liabilities	23,275	22,662
Total current liabilities	44,458	35,573
Other non-current liabilities	5,262	6,080
Total liabilities	49,720	41,653
Total stockholders’ equity	348,978	330,493
Total liabilities and stockholders’ equity	$398,698	$372,146
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal years ended September 30,
	2019	2018 (as adjusted)*
Net cash provided by (used in) operating activities	28,964	(2,778)
Net cash provided by (used in) investing activities	5,511	(23,337)
Net cash provided by financing activities	1,113	5,827
Effect of exchange rate changes on cash and cash equivalents	(810)	80
Net increase (decrease) in cash and cash equivalents	34,778	(20,208)
Cash and cash equivalents, beginning of period	58,014	78,222
Cash and cash equivalents, end of period	$92,792	$58,014
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Fourth Fiscal Quarter and Full Year 2019 Results

Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended September 30,				Fiscal years ended September 30,
	2019		2018 (as adjusted)*		2019		2018 (as adjusted)*
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$64,960	100.0%	$65,118	100.0%	$254,203	100.0%	$226,893	100.0%

Net income	$2,286		$3,340		$9,958		$1,631
Interest income, net	(168)		(89)		(631)		(420)
Income tax expense (benefit)	301		(1,627)		1,187		1,619
Depreciation and amortization	3,384		3,478		13,396		12,784
Stock-based compensation	1,475		1,256		5,655		4,854
Gain on sale of building	—		—		(4,396)		—
Restructuring charge (reversal)	—		111		(87)		301
Acquisition expense	345		907		1,390		2,670
Adjusted EBITDA	$7,623	11.7%	$7,376	11.3%	$26,472	10.4%	$23,439	10.3%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Fourth Fiscal Quarter and Full Year 2019 Results

TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended September 30,				Fiscal years ended September 30,
	2019		2018 (as adjusted)*		2019		2018 (as adjusted)*
Net income and net income per diluted share	$2,286	$0.08	$3,340	$0.12	$9,958	$0.35	$1,631	$0.06
Amortization	2,149	0.07	2,569	0.09	8,818	0.31	9,435	0.34
Stock-based compensation	1,475	0.05	1,256	0.04	5,655	0.20	4,854	0.18
Other non-operating income	(311)	(0.01)	(85)	—	(442)	(0.02)	(48)	—
Acquisition expense	345	0.01	907	0.03	1,390	0.05	2,670	0.10
Acquisition earn-out adjustments	3	—	1,044	0.04	1,191	0.04	1,376	0.05
Restructuring charge	—	—	111	—	(87)	—	301	0.01
Gain on sale of building	—	—	—	—	(4,396)	(0.15)	—	—
Tax effect from restructuring reversal and gain on sale of building	(859)	(0.03)	(1,555)	(0.06)	(2,844)	(0.10)	(4,982)	(0.18)
Discrete tax expense (benefits) (1)	31	—	(1,489)	(0.05)	(549)	(0.02)	1,538	0.06
Adjusted net income and adjusted net income per diluted share (2)	$5,119	$0.18	$6,098	$0.22	$18,694	$0.65	$16,775	$0.61
Diluted weighted average common shares		28,916		28,160		28,554		27,652
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

(1)
For the three and twelve months ended September 30, 2019, discrete tax expense primarily includes reversals of tax reserves due to the expiration of statutes of limitation. For the three and twelve months ended September 30, 2018, discrete tax (benefit) expense primarily includes one-time adjustments for the re-measurement of deferred tax assets and the impact of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by net tax benefits for the release of a valuation allowance against U.S. federal capital loss carryforward related to the expected gains tax in fiscal 2019 as a result of the sale of our Corporate Headquarters building in October 2019 and reversals of tax reserves due to the expiration of statutes of limitation and certain domestic tax credits.

(2)	Adjusted net income per diluted share may not add due to the use of rounded numbers.